EXHIBIT 99.1

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9770

FOR IMMEDIATE RELEASE
Contact:
Investor Relations and Corporate Communications
804.289.9709

Brink’s Appoints George Stoeckert Interim CEO, Michael Herling Chairman of the Board; Provides Update on CEO Search Process

RICHMOND, Va., May 5, 2016 – The Brink’s Company (NYSE: BCO), a global leader in security-related services, today announced that its board of directors has appointed George I. Stoeckert, a current independent director of Brink’s, as interim chief executive officer effective May 6. As previously disclosed, Tom Schievelbein, the current chairman, president and CEO, is retiring from Brink’s on May 6.

On January 4, the board’s governance committee initiated a search process and promptly engaged an internationally-recognized search firm to identify and evaluate both internal and external candidates for the CEO role. The governance committee is nearing the end of the process and the board expects to name a permanent CEO in the near future.

Also effective May 6, the company’s board appointed Michael J. Herling as non-executive chairman of the board. Mr. Herling previously served as the board’s lead director. This is consistent with the board’s prior commitment to separate the roles of chairman and CEO.

Mr. Herling said: “The governance committee has conducted a thorough process and we look forward to sharing the board’s decision as soon as possible. George is an outstanding and proven leader who has a broad background in domestic and international business services. He will provide strong leadership through this interim period. His experience includes strategic planning, finance, technology and operational expertise from his leadership roles at ADP and Ryder System. Our board will work closely with George until a permanent CEO is named.”

Mr. Stoeckert said, “I appreciate the opportunity the board has given me to lead and support the Brink’s management team until a permanent CEO is named. In the meantime, our board and management team remain highly focused on improving performance and creating value for employees, customers and shareholders.”

George Stoeckert has been a director of The Brink’s Company since January 2016. He has been a private investor and advisor since 2011. From 2009 to 2011, he served as president of North America and internet solutions at Dun & Bradstreet. Prior to that, he held various senior leadership positions at ADP, including president of employer services international and president of the major accounts services division. Before joining ADP, he was president of the insurance management services division at Ryder System. He currently serves on the board of directors of Onvia, Inc., a public data company serving state, local and educational markets, and Theragenics, a medical device company.

Michael Herling has been a director of The Brink’s Company since 2009 and was appointed lead director in January 2016. He is a founding partner of Finn Dixon & Herling LLP, a law firm that provides corporate, transactional, securities, investment management, lending, tax, executive compensation and benefits and litigation counsel.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services. For more information, please visit The Brink’s Company website at www.brinks.com or call 804-289-9709.

Forward-Looking Statements
This release contains forward-looking information. Words such as “anticipate,” “assume,” “estimate,” “expect,” “target” “project,” “predict,” “intend,” “plan,” “believe,” “potential,” “may,” “should” and similar expressions may identify forward-looking information. Forward-looking information in this release includes, but is not limited to the expected timing of the appointment of a permanent chief executive officer. Forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies, which are difficult to predict or quantify, and which could cause actual results, performance or achievements to differ materially from those that are anticipated.  Factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2015, and in our other public filings with the Securities and Exchange Commission. The forward-looking information included in this document is representative only as of the date of this document and The Brink's Company undertakes no obligation to update any information contained in this document.

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